EXHIBIT 99.1
COMPANY PRESS RELEASE

STARTEC GLOBAL COMMUNICATIONS CORPORATION COMPLETES $160 MILLION
SENIOR NOTE AND WARRANT OFFERING BY LEHMAN BROTHERS, GOLDMAN,
SACHS & CO., AND ING BARINGS

     BETHESDA, MD (May 21, 1998) -- Startec Global Communications Corporation (NASDAQ: STGC) announced today that it has completed the sale of $160 million of 12% Senior Notes due 2008 ("Notes") and warrants ("Warrants") to purchase shares of the Company's Common Stock in a private placement offering ("Offering").
Lehman Brothers, Goldman, Sachs & Co. and ING Barings were the initial purchasers of the Notes and Warrants. A portion of the Offering was conducted outside of the United States under Regulation S.

     "The closing of this offering of Senior Notes will allow us to accelerate our business plan and strengthen our position as a leading provider of international long distance services to ethnic residential customers worldwide." said Ram Mukunda, President and Chief Executive Officer of Startec Global. "The proceeds from the Offering will be used to expand and develop the Company's network and to nearly complete our full capital spending plan through the end of 2000. As we build out our network, we will bring an increasing portion of our traffic on-net and improve our cost structure" stated Mr. Mukunda.

     The Senior Notes bear cash interest at a rate of 12% per annum and were sold as a unit together with the Warrants. Each $1,000 principal amount of Senior Notes is accompanied by a Warrant to purchase 1.25141 shares of the Company's Common Stock at an exercise price of $24.20 per share, or 110% of the closing price of the Common Stock on The Nasdaq National Market on May 15, 1998. Subject to certain adjustments, a maximum of 200,226 shares of Common Stock are reserved for issuance upon exercise of the Warrants.

     Startec Global Communications Corporation is a facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination agreements, allowing the Company to terminate traffic worldwide.

     Except for the historical information contained herein, this release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as, change in market conditions, government regulation, technology, the international telecommunications industry, and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markets; competition; customer concentration and attrition; and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC's filings, including the prospectus relating to Company's initial public offering (SEC File. No. 333-32753), Annual Report on Form 10-K for the year ended December
31, 1997, and Quarterly Report on Form 10-Q for the three months ended March 31, 1998.